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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

         FORM 3 INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


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1. Name and Address of Reporting Person*

   Douglas                            Michael
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  (Last)                             (First)                         (Middle)

   4108 Sylvan Dr.
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                                     (Street)

  Floyds Knobs                         IN                             47119
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  (City)                             (State)                          (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

                    05/20/98
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3. IRS or Social Security Number of Reporting Person (Voluntary)

                   ###-##-####
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4. Issuer Name AND Ticker or Trading Symbol

   Community Bank Shares of Indiana, Inc (CBIN)
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5. Relationship of Reporting Person(s) to Issuer:
       (Check all applicable)


             X    Director                            Owner
           -----                           ------

             X    Officer (give                    Other (Specify
           -----           title below)    ------         below)

         President and Chief Executive Officer

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6. If Amendment, Date of Original       (Month/Day/Year)


   N/A
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7. Individual or Joint/Group Filing     (Check Applicable Line)

 [X]  Form filed by One Reporting Person

 [ ]  Form filed by More than One Reporting Person

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            Table 1 -- Non-Derivative Securities Beneficially Owned

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

1. Title of Security          2. Amount of Securities         3. Ownership Form:        4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                    Beneficially Owned              Direct (D) or             (Instr. 4)
                                 (Instr. 4)                      Indirect (I)
                                                                 (Instr. 5)
----------------------------    ---------------------------      -----------------        ------------------------------------------

   Common Stock                   None                             N/A                      None
----------------------------    ---------------------------      -----------------        ------------------------------------------

----------------------------    ---------------------------      -----------------        ------------------------------------------

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


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FORM 3 (continued)


        Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security   2. Date Exer-   3. Title and Amount of Securities  4. Conversion   5. Ownership    6. Nature of
                                     cisable and     Underlying Derivative Security     or Exercise     Form of         Indirect
                                     Expiration                                         Price of        Derivative      Beneficial
                                     Date                                               Derivative      Security:       Ownership
                                    (Month/Day/                                         Security        Direct (D)      (Instr. 5)
                                     Year)                                                              or
                                  ------- ------- ---------------------------------                     Indirect (I)
                                  Date    Expira-                            Amount                     (Instr. 5)
                                  Exer-   tion                               or
                                  cisable Date             Title             Number
                                                                             of
                                                                             Shares
--------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------
   None                             N/A     N/A      N/A                       N/A    N/A             N/A             N/A
--------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

--------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

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

Explanation of Responses:


   N/A


                              /s/ Michael Douglas                    6/2/98
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                              **Signature of Reporting Person         Date